Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is entered into as of October 16, 2007 (this “Amendment”) among UPSNAP, INC., a Nevada corporation (“Parent”), UPSNAP ACQUISITION CORP., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and MOBILE GREETINGS, INC., a California corporation (“MGI”).

BACKGROUND

The Parties entered into that certain Agreement and Plan of Merger dated as of August 9, 2007 (the “Agreement”), subject to which the Merger Sub shall be merged with and into MGI as a result of which the separate corporate existence of Merger Sub shall cease and MGI shall continue as the surviving entity of the merger.  The Parties now desire to enter into this Amendment to further modify the terms of the Agreement as more specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions; Construction.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.  Section headings used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

2.           Amendment to Section 6.01(iii) (Mutual Conditions to the Merger).  Section 6.01(iii) of the Agreement is amended in its entirety to read “intentionally omitted” and Section 6.02(x) is added to read: “not more than two percent (2%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.”

3.           Amendment to Section 7.01(ii) (Termination).  Section 7.01(ii) of the Agreement is amended by replacing “September 30, 2007” with “November 30, 2007.”

4.           Agreement.  In all other respects, the Agreement shall remain in full force and effect.

5.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

UPSNAP, INC.
By:	/s/ Tony Phillip
Name: Tony Phillip Title: CEO

UPSNAP ACQUISITION CORP.
By:	/s/ Richard Jones
Name: Richard Jones Title:

MOBILE GREETINGS, INC.
By:	/s/ Jacob Litke
Name: Jacob Litke Title: CEO